EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements Form S-3 Nos. 33-40386, 33-46988, 33-57410 and 33-50785 and Form S-8
Nos. 33-41440, 33-25105, 33-54365 and 33-56903) of Comcast Corporation and
in the related Prospectuses of our report dated August 5, 1994 with respect to the combined financial statements of the U.S. Cable Television Operations of Maclean Hunter, Inc. as at December 31, 1993 and 1992 and for the years ended December 31, 1993, 1992 and 1991 included in Comcast Corporation's Current Report on Form 8-K dated November 2, 1994, as incorporated by reference in Comcast Corporation's Current Report on Form 8-K dated April 13, 1995, filed with the Securities and Exchange Commission.

                                             /s/ ERNST & YOUNG
                                                 Chartered Accountants

Toronto, Canada
April 12, 1995